Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED TRUST AGREEMENT DATED DECEMBER 18, 2008, AS AMENDED

OF

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Pennsylvania Real Estate Investment Trust, a business trust organized and existing under the laws of the Commonwealth of Pennsylvania (“PREIT”), hereby certifies that, pursuant to the authority conferred upon the Board of Trustees of PREIT (the “Board of Trustees”) by the Trust Agreement As Amended and Restated dated as of December 18, 2008 (the “Trust Agreement”) and in accordance with 15 Pa. C.S. Chapter 95, the Board of Trustees has duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that Section 11(A) of the Trust Agreement be amended and restated to read in full as follows:

“ANNUAL MEETINGS

The Annual Meeting of the Shareholders entitled to vote in the election of Trustees shall be held (1) at the principal office of PREIT or at such other place as the Trustees shall by notice designate or (2) by means of Internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the Trustees and make appropriate motions and comment on the business of the meeting, no later than the second Wednesday of the sixth month following the end of each fiscal year (other than the fiscal period ending December 31, 1997), or, if that day falls on a holiday, the next business day following, or on such other day as may be fixed by the Trustees. If the Annual Meeting has not been held during a calendar year (other than the 1998 calendar year), any Shareholder may call such meeting at any time thereafter, by following the procedure set forth in Paragraph 11.B hereof.

At said Annual Meeting, the Shareholders entitled to vote thereat shall elect individuals to the office of Trustee as provided in Paragraph 2.B of this Trust Agreement and shall at such meeting exercise and discharge any other powers or duties vested in them by the Trust Agreement.”

RESOLVED, that Section 11(F) of the Trust Agreement be amended and restated to read in full as follows:

“VOTING RIGHTS AND ACTS OF SHAREHOLDERS

Unless otherwise provided in this Agreement, at all Shareholders Meetings, annual or special, each Shareholder shall be entitled to one vote for each Share standing in his name on the books of PREIT.

Unless a greater or different vote shall be required by this Agreement or by the Board in its authorizing resolution as to a particular matter or under any agreement authorized by the

Board pursuant to Paragraph 3.V, an act authorized by the vote of the holders of a majority of Shares present in person, by means of electronic technology, including, without limitation, the Internet, or by proxy and casting a vote on the matter at a duly organized meeting shall be the act of the Shareholders. For purposes of the foregoing, absentions and non-votes on a particular matter shall not be deemed to be votes cast on the matter.”

RESOLVED, that Section 11(G) of the Trust Agreement be amended and restated to read in full as follows:

“PROXIES

At all meetings of Shareholders, a Shareholder entitled to vote on a particular matter may vote in person, by means of electronic technology, including, without limitation, the Internet, or may authorize another person or persons to act for him by proxy.  Every proxy shall be in record form and shall be signed by the Shareholder or by a duly authorized attorney in fact.  Such proxies shall be filed with the Secretary of PREIT before or at the time of the meeting.  A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of the proxy shall not be effective until notice thereof has been given to the Secretary of PREIT.”

IN WITNESS WHEREOF, Pennsylvania Real Estate Investment Trust has caused this Amendment to be executed and delivered on its behalf by its Chief Executive Officer and certified by its Secretary on this 30th day of March, 2020.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Joseph F. Coradino
Joseph F. Coradino Chief Executive Officer

Certified:

By:	/s/ Lisa M. Most
Lisa M. Most Secretary